Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-125694 on Form S-8 of our report dated June 24, 2025, with respect to the statements of net assets available for benefits of PVH Associates Investment Plan for Residents of the Commonwealth of Puerto Rico as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the supplemental schedule as of December 31, 2024.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

June 24, 2025